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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


    We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-2788) and related Prospectus of Health Systems International, Inc. for the registration of 9,580,884 shares of its common stock and to the incorporation by reference therein of our report dated March 7, 1994, with respect to the December 31, 1993 consolidated statement of income, consolidated statement of cash flows, consolidated statement of stockholders' equity and schedules of Health Systems International, Inc. included in its Annual Report on form 10-K for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


                                          ERNST & YOUNG LLP


Los Angeles, California
May 6, 1996